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Exhibit 10.9

Grant Date	Grant Number	Grant Type	Grant Price	Shares Granted	Days Left to Accept

Participant:
Employee ID Number:

[FORM OF]

EMC CORPORATION
Amended and Restated 2003 Stock Plan
Stock Option Agreement (Version [      ])

1.     Grant of Option

        EMC Corporation, a Massachusetts corporation (the "Company"), hereby grants to you (the "Participant") on the grant date referenced above (the "Grant Date") an option (the "Option") to purchase the number of shares of the Company's common stock referenced under "Shares Granted" above (the "Shares") at the option exercise price per Share referenced under "Grant Price" above, which is not less than the fair market value of the Shares on the Grant Date. The Option is made pursuant to and is subject to the provisions of this Stock Option Agreement and the Company's Amended and Restated 2003 Stock Plan, as amended from time to time (the "Plan"). The final exercise date of the Option is the expiration date which shall be the tenth (10th) anniversary of the Grant Date (the "Expiration Date"). This Option shall be a non-statutory stock option under Section 422(a) of the U.S. Internal Revenue Code of 1986, as amended. Capitalized terms used but not defined in this Stock Option Agreement shall have the meanings ascribed to them in the Plan. You must accept this Stock Option Agreement, without amendment, within the acceptance period referenced under "Days Left to Accept" above.

        The Option is exercisable in the following installments prior to the Expiration Date:

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  On or after [                        ] of the Grant Date, you will be entitled to purchase [                        ] of the Shares subject to the Option; and

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  On or after each of the next [                        ] successive anniversaries of the Grant Date, you will be entitled to purchase an additional [                        ] of the Shares subject to the Option.

        The Option may not be exercised to any extent after the Expiration Date.

2.     Exercise of Option

        The Option may be exercised by delivery of a written election to exercise to the Company and payment in full of the aggregate option exercise price in accordance with the provisions of the Plan, or in such other manner as the Company may otherwise from time to time permit. Each election to exercise the Option in whole or in part shall be in writing, signed by the Participant or by his or her executor, administrator or the person(s) to whom the Option is transferred by will or applicable laws of descent and distribution (the "Legal Representative"), and received by the Company at its principal office, accompanied by this Stock Option Agreement, and payment in full of the aggregate option exercise price in accordance with the provisions of the Plan. The option exercise price may be paid by delivery of cash, certified check, bank draft or money order. In the event that the Option is exercised by such Legal Representative, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person(s) exercising the Option. To the extent the Company is required to withhold any taxes with respect to the exercise of the Option, the Participant or the Legal Representative, as the case may be, shall remit to the Company, or its agent, a check in the amount of all such taxes.

3.     Application of Stock Transfer Agreement

        If, at the time the Option is exercised, the Company is a party to any agreement restricting the transfer of any outstanding shares of its Common Stock, the Option may be exercised only if the Shares acquired upon such exercise are made subject to the transfer restrictions set forth in that agreement or, if more than one such agreement is then in effect, the agreement specified by the Committee.

4.     Tax Assessments

        Participant acknowledges and agrees that he or she is solely responsible for any and all taxes that may be assessed by any taxing authority in the United States or any other jurisdiction arising out of the grant or the exercise of the Option and that the Company or any Company subsidiary is not liable for any such assessments.

5.     Retirement

        Section 6.6.3 of the Plan (Termination of a Participant's Service Relationship by Reason of Retirement) shall only apply if the Participant has attained at least two and a half years of continuous service from the Grant Date.

6.     Agreement to Provide Security

        If, at the time the Option is exercised, the Committee determines that under applicable law and regulations the Company or any Company subsidiary could be liable for the withholding of any income or social taxes with respect to any Shares acquired upon exercise or disposition of the Option, the Option may not be exercised unless the person exercising the Option gives such security as the Committee deems adequate to meet the potential liability of the Company or such Company subsidiary for the withholding of tax and agrees to augment such security from time to time in an amount reasonably determined by the Committee to preserve the adequacy of such security.

7.     Non-transferability of Option

        The Option is not transferable by the Participant except by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant, in accordance with the terms and provisions of the Plan.

8.     Provisions of the Plan

        This Stock Option Agreement and the Option are subject to the provisions of the Plan, a copy of which is furnished to the Participant herewith.

Acceptance, Acknowledgment and Receipt

        By accepting this Stock Option Agreement, I, the Participant, hereby:

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  accept and acknowledge receipt of the Option granted on the Grant Date, which has been issued to me under the terms and conditions of the Plan;

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  acknowledge and confirm my consent to the collection, use and transfer, in electronic or other form, of personal information about me, including, without limitation, my name, home address and telephone number, date of birth, social security number or other identification number, and details of all my stock awards and shares held and transactions related thereto, by the Company and its subsidiaries, affiliates and agents for the purpose of implementing, administrating and managing my participation in the Company's stock plans, and further understand and agree that my personal information may be transferred to third parties assisting in the implementation, administration and management of the Company's stock plans, that any recipient may be located in my country or elsewhere, and that such recipient's country may have different data privacy laws and protections than my country;

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  acknowledge and confirm my consent to receive electronically this Stock Option Agreement, the Plan and the related Plan Description and any other Plan documents that the Company is required to deliver;

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  acknowledge that a copy of the Plan and the related Plan Description is posted in the "Library & Forms" section of the "Stock Options" section of the Company's UBS Financial Services website and in the "Peoplelink" section of the Company's intranet site;

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  acknowledge receipt of a copy of the Plan and the related Plan Description and agree to be bound by the terms and conditions of this Stock Option Agreement and the Plan (including, but not limited to, Section 6.7—Cancellation and Rescission of Awards), as amended from time to time;

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  understand that neither the Plan nor this Stock Option Agreement gives me any right to any Service Relationship with the Company or any Company subsidiary, as the case may be, and that the Option is not part of my normal or expected compensation; and

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  understand and acknowledge that the grant of the Option is expressly conditioned on my adherence to the terms of the Key Employment Agreement with the Company.

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  Exhibit 10.9